Exhibit 4.1.1

CERTIFICATE OF INCORPORATION

OF

SMITHTOWN BANCORP, INC.

Under Section 402 of the Business Corporation Law

of the State of New York

[Filed with the State of New York Department of State on May 7, 1984]

The undersigned incorporator, being a natural person over the age of eighteen years, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law, does hereby make, sign and acknowledge this certificate stating as follows:

FIRST:   Name.  The name of the corporation is SMITHTOWN BANCORP, INC.

SECOND:   Purposes.  The purposes for which it is formed are:

1. To acquire, hold, control and own with full power to vote, deal in and with, and dispose of the stock of Bank of Smithtown.

2. To engage in any activities for which corporations may be organized under the Business Corporation Law of the State of New York, subject to any restrictions which may be imposed from time to time by the laws of the United States or the State of New York with regard to the activities of a bank holding company.

3. To do everything necessary, proper, advisable or convenient for the accomplishment of the purposes hereinabove set forth, and to do all other things incidental thereto or connected therewith, except that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:   Office.  The office of the corporation shall be located in the Town of Smithtown, County of Suffolk, State of New York.

FOURTH:   Number of Shares.  The aggregate number of shares which the corporation shall have authority to issue shall be Five Hundred Thousand (500,000), all of which shall be Common Shares with a par value of Five Dollars ($5.00) each.

FIFTH:   Preemptive Rights.  The shareholders shall have preemptive rights as granted by Section 622 of the Business Corporation Law as in effect on May 1, 1984, except that those preemptive rights shall apply immediately to all authorized shares including those authorized by this original certificate of incorporation, notwithstanding the provisions of Section 622(e)(5) of the Business Corporation Law.

SIXTH:   Designation of Secretary of State and Mailing Address.  The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process in any action or proceeding against the corporation may be served.  The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is:

Smithtown Bancorp, Inc.
One East Main Street
Smithtown, New York  11787

SEVENTH:   Board of Directors:  Number, Classification and Removal.  The Board of Directors shall consist of nine (9) members and shall be divided into three (3) classes of three (3) members each, which classes are hereby designated as Class A, Class B and Class C.  At the election of the first Board of Directors, the class of each of the members then elected shall be designated.  The term of office of each member then designated as a Class A director shall expire at the annual meeting of shareholders next ensuing; that of each member then designated as a Class B director shall expire at the annual meeting of shareholders one (1) year thereafter; and that of each member then designated as a Class C director at the annual meeting of shareholders two (2) years thereafter.  At each annual meeting of shareholders held after the election and classification of the first Board of Directors, directors to succeed those whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders.  Any director or the entire Board of Directors of the corporation may be removed at any time by a majority vote of the other members of the Board or by a majority vote of the shares of stock issued and outstanding, but, in either case, only for cause.  Any amendment, change or repeal of this Article SEVENTH shall require approval of the holders of eighty percent (80%) of the outstanding shares of the corporation.

EIGHTH: Business Combinations. Except as otherwise expressly provided in this Article EIGHTH:

(a) Any merger or consolidation of the corporation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation to or with any other corporation, person or other entity, shall require the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of stock of the corporation if, as of the record date for the determination of the shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of five percent (5%) or more of the issued and outstanding shares of stock of the corporation;

(b) The provisions of Paragraph (a) above shall not apply to any transaction described therein if:

(i) the Board of Directors of the corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of five percent (5%) or more of the issued and outstanding shares of stock of the corporation; or

(ii) the transaction shall have been approved by a resolution unanimously adopted by the entire Board of Directors of the corporation at any time prior to the record date for the determination of the shareholders entitled to notice thereof and to vote thereon.

For the purposes of this Article EIGHTH, a corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above, by any other corporation, person, or other entity: (a) with which it or its “affiliate” or “associate” (as referenced below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation or (b) which is its “affiliate” or “associate” as those terms were defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on April 1, 1984. For the purposes of this Article EIGHTH, the issued and outstanding shares of stock of the corporation shall include shares deemed owned through the application of clauses (i) and (ii) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

This Article EIGHTH may not be amended, changed or repealed except by the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of stock of the corporation.

IN WITNESS WHEREOF, the undersigned incorporator subscribes this Certificate and affirms it as true under penalties of perjury, this 4th day of May, 1984.

Name			Address

/s/ BRADLEY E. ROCK			51 East Main Street
Smithtown, New York 11787

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF SUFFOLK	)

On this 4th day of May, 1984, before me personally came Bradley E. Rock, to me known and known to me to be the individual described in and who executed the foregoing Certificate of Incorporation, and he duly acknowledged to me that he executed the same.

/s/ MELISSA J. WAYNE Notary Public, State of New York